Exhibit 99.1

June 9, 2011

Dear Stockholder:

We have been advised that you will be receiving materials shortly (if you have not already received them) from Mackenzie Patterson Fuller, LP (“MPF”) containing an unsolicited offer to purchase shares of common stock (“Shares”) of Hines Real Estate Investment Trust, Inc. (“Hines REIT” or the “Company”) for a price of $4.25 per share (the “MPF Offer”). MPF and its offer are not in any way affiliated with Hines REIT; however, MPF is a stockholder. Due to state securities law requirements, our charter requires us to permit any stockholder to request a copy of the stockholder list, including name, address, phone number and number of shares owned by each stockholder, under certain circumstances. Because of this provision, we had to provide the list to MPF. Our Board of Directors has carefully reviewed and considered the terms of the MPF Offer and has consulted with our management, our external Advisor and our outside legal advisors and believes this offer is not in the best interests of the Company or our stockholders. Therefore, the Board of Directors recommends that you REJECT THE MPF Offer and not tender your Shares. Our Board of Directors acknowledges that each stockholder must evaluate whether to tender his or her Shares to MPF pursuant to the Offer and that an individual stockholder may determine to tender based on, among other things, such stockholder’s individual liquidity needs. Some of the reasons supporting the Board of Directors’ recommendation include the following:

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The Board of Directors believes that the offer price of $4.25 is less than the potential long-term value of the Company’s shares and that the MPF Offer undervalues the Company. In fact, the MPF Offer states that the $4.25 price being offered was derived by applying a significant discount to the book value calculated by MPF and that MPF is buying the Shares as an investment with the view of making a profit.

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Given the timing of the MPF Offer and the offer price, we believe that the MPF Offer represents an opportunistic attempt to purchase shares at a significant discount resulting in a profit for MPF while depriving the stockholders who tender their shares in the MPF Offer of the opportunity to realize the full potential long-term value of their investment in Hines REIT. The MPF Offer references industry publications that have reported that the Company’s shares have recently sold on the secondary market at prices ranging from $5.20 to $6.14 – prices that would generate a significant profit for MPF!

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As disclosed in a letter that we recently sent to you, the Company has recently completed a valuation of its assets. The new estimated value per share is $7.78, significantly above the $4.25 being offered by MPF.

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The Board of Directors remains committed to maximizing stockholder value over the long term and providing liquidity to its stockholders at the time and in the manner that are in the best interests of the Company and its stockholders.

•	Stockholders who sell to MPF will be foregoing the possibility of retaining any distributions from Hines REIT that are paid after July 1, 2011.

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Hines REIT cannot record transfers until all properly executed and required transfer documents from MPF have been received and accepted by Hines REIT, and, per the terms of the MPF Offer, MPF will not pay you for your Shares until after the transfer has been recorded. Given Hines REIT’s experience with MPF’s two prior offers for the Shares, we expect there will be delays before the Company receives all necessary transfer documents in good order. Therefore, there may be a significant delay before MPF pays you for your Shares.

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According to the MPF Offer, if you agree to sell your Shares and send the signed documents back to MPF, your agreement will be IRREVOCABLE. You will not be able to change your decision and undo the transaction. If you sign the MPF Offer documents, you also will be naming MPF your attorney-in-fact with respect to your Shares, with the right to change your address on the books of Hines REIT so that MPF can collect and keep any distributions paid to you by Hines REIT after July 1, 2011, even before you receive payment from MPF for your Shares.

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The SEC has cautioned investors about offers like the MPF Offer.  Since the MPF Offer is for less than 5% of our outstanding Shares (commonly referred to as a “mini-tender offer”), the MPF Offer is NOT subject to all of the filing, disclosure and procedural requirements of the federal securities laws and regulations. The Securities and Exchange Commission (the “SEC”) has issued an investor alert concerning such offers which can be accessed at the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. We recommend you review this alert before taking any action with respect to the MPF Offer.

We understand each stockholder must evaluate the MPF Offer based on his or her individual liquidity needs; however, we recommend you consult with your financial advisor and consider the factors stated above before making your decision. You should weigh all of the foregoing factors against the risk that you may not be able to liquidate your investment in the near term and, if you can, we cannot assure you that the price will be greater than the MPF Offer price or that the MPF Offer price is less than the potential long term value of the Company. As stated above, we believe the expected long-term value of your shares is significantly in excess of the MPF Offer price and we are committed to maximizing long-term value to our stockholders. No action regarding the MPF Offer is necessary if you wish to reject the offer and retain your Shares.

Should you have any questions about this offer or other matters, please contact Hines REIT Investor Relations at 1-888-220-6121.

Sincerely,

Jeffrey C. Hines	Charles N. Hazen
Chairman of the Board	President and Chief Executive Officer

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Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
The statements contained in this letter that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with economic conditions including changes in interest rates and the lack of availability of financing, market demand and pricing, competitive factors and other risks described in the “Risk Factors” section of Hines REIT’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.